EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
NBT Bancorp Inc.:


We consent to incorporation by reference in the Form 8-K, dated November 8, 2001, of NBT Bancorp Inc. of our report dated January 26, 2001, related to the consolidated balance sheets of CNB Financial Corp. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K and which report was incorporated by reference in the Form S-4/A of NBT Bancorp Inc. (File No. 333-66472) filed with the Securities and Exchange Commission on August 27, 2001.



/s/ KPMG LLP


Albany, New York
November 8, 2001